EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2018 FINANCIAL RESULTS

•                  Third quarter net revenues of $113.1 million, compared to net revenues of $98.0 million for the same period of fiscal 2017, and $110.2 million for the second quarter of fiscal 2018.  Sales into the aerospace market increased over last year by 27.2% combined with sales into the chemical processing market increasing 42.3%, partially offset by sales into the industrial gas turbine market decreasing 19.4% and other revenue (primarily toll conversion revenue) decreasing 22.7%.

•                  Third quarter net income of $0.7 million, or $0.06 per diluted share, compared to net loss of $(4.0) million, or $(0.32) per diluted share, for the same period of fiscal 2017, and $(2.0) million, or $(0.17) per diluted share, for the second quarter of fiscal 2018.

•                  Backlog of $220.6 million at June 30, 2018, an increase of $8.3 million, or 3.9%, from $212.3 million at March 31, 2018.

•                  Appointment of Michael L. Shor as interim President and Chief Executive Officer of the Company upon the retirement of Mark M. Comerford during the quarter; retirement resulting in a charge to expense of $1.1 million pre-tax ($0.7 million after tax), or $0.06 per diluted share.

•                  Pursuit of a potential acquisition that was not completed, resulting in a charge to expense of $1.5 million pre-tax ($1.0 million after tax), or $0.08 per diluted share.

•                  Recognized a $1.8 million, or $0.14 per diluted share, tax benefit during the quarter.

•                  Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 2, 2018 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter of fiscal 2018 ended June 30, 2018.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Volume, revenue and margins increased sequentially in the third quarter of fiscal 2018 and were above the levels of last year’s third quarter. Excluding special items, we moved back to profitability this quarter which we have not seen for seven quarters.  While these trends are moving in the right direction, continued focus on accelerating improvement in all that we do is our priority.  During the quarter, we have launched initiatives focused on increasing volumes, pricing, efficiency and improving our working capital management,” said Michael Shor, President and Chief Executive Officer.  “During the quarter, we were also actively engaged in pursuing a potential strategic acquisition which ultimately did not result in a purchase agreement.  Despite the outcome with respect to that transaction, we remain committed to pursuing alternative strategies to grow shareholder value and strengthen our Company.”

3rd Quarter Results

Net Revenues.  Net revenues were $113.1 million in the third quarter of fiscal 2018, an increase of 15.4% from $98.0 million in the same period of fiscal 2017.   Volume was 4.8 million pounds in the third quarter of fiscal 2018, an increase of 4.5% from 4.6 million pounds in the same period of fiscal 2017.  The increase in volume was primarily due to an increase in shipments into the aerospace and chemical processing markets during the third quarter of fiscal 2018, partially offset by a decrease in shipments to the industrial gas turbine market due to continued weak demand.  The product-sales average selling price was $22.53 per pound in the third quarter of fiscal 2018, an increase of 13.3% from $19.89 per pound in the same period of fiscal 2017.  The product-sales average selling price increased primarily due to higher raw material market prices and other pricing considerations, which increased average selling prices per pound by approximately $2.76, partially offset by a lower value mix, which decreased product average selling price per pound by approximately $0.12.

Cost of Sales.  Cost of sales was $99.8 million, or 88.3% of net revenues, in the third quarter of fiscal 2018 compared to $94.3 million, or 96.3% of net revenues, in the same period of fiscal 2017. Cost of sales in the third quarter of fiscal 2018 increased by $5.5 million as compared to the same period of fiscal 2017 due to higher raw material costs, partially offset by better manufacturing absorption.

Gross Profit.  As a result of the above factors, gross profit was $13.3 million for the third quarter of fiscal 2018, an increase of $9.6 million from the same period of fiscal 2017. Gross margin as a percentage of net revenue increased to 11.7% in the third quarter of fiscal 2018 as compared to 3.7% in the same period of fiscal 2017.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $13.7 million for the third quarter of fiscal 2018, an increase of $3.1 million from the same period of fiscal 2017.  This increase is primarily attributable to two events that took place during the quarter.  First, expense of $1.5 million was recorded related to certain legal and due-diligence costs incurred in a strategic acquisition initiative that reached late stage negotiations, but ultimately did not result in an executed purchase agreement. Second, expense of $1.1 million was recorded related to the retirement of the Company’s Chief Executive Officer. The additional higher spend was also attributable to higher management incentive compensation expense of $0.9 million, offset by lower foreign exchange gains of $0.7. As a result of the above-mentioned charges, selling, general and administrative expense as a percentage of net revenues increased to 12.1% for the third quarter of fiscal 2018 compared to 10.8% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.9% of revenue, for the third quarter of fiscal 2018, similar to the expense in the same period of fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating loss in the third quarter of fiscal 2018 was $(1.4) million compared to operating loss of $(7.8) million in the same period of fiscal 2017.

Income Taxes.  Income tax benefit was $(2.4) million in the third quarter of fiscal 2018, a difference of $1.7 million from the third quarter of fiscal 2017, driven by a $1.8 million favorable tax benefit resulting from an increase in the year to date effective tax rate.

Net Income/(Loss).  As a result of the above factors, net income in the third quarter of fiscal 2018 was $0.7 million, a difference of $4.7 million from net loss of $(4.0) million in the same period of fiscal 2017.

Nine Months Results

Net Revenues.   Net revenues were $313.0 million in the first nine months of fiscal 2018, an increase of 6.3% from $294.4 million in the same period of fiscal 2017.   Volume was consistent period-over-period as shipments totaled 13.4 million pounds in the first nine months of fiscal 2018 and the same period of fiscal 2017.  The product-sales average selling price was $22.04 per pound in first nine months of fiscal 2018, an increase of 7.7% from $20.47 per pound in the same period of fiscal 2017.  The product-sales average selling price increased as a result of higher market raw material prices and other pricing considerations, combined with a higher-value product mix, which increased product average selling price per pound by approximately $1.04 and $0.53, respectively.

Cost of Sales.   Cost of sales was $281.3 million, or 89.9% of net revenues, in the first nine months of fiscal 2018 compared to $270.5 million, or 91.9% of net revenues, in the same period of fiscal 2017.  This $10.8 million increase was primarily due to a higher-value product mix and costs associated with relocating the Lebanon service center to LaPorte as previously announced.

Gross Profit.   As a result of the above factors, gross profit was $31.7 million for the first nine months of fiscal 2018, an increase of $7.8 million from the same period of fiscal 2017. Gross profit as a percentage of net revenue increased to 10.1% in the first nine months of fiscal 2018 as compared to 8.1% in the same period of fiscal 2017.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $36.7 million for the first nine months of fiscal 2018, an increase of $5.3 million from the same period of fiscal 2017.  The significant drivers of the increase in the first nine months of fiscal 2018 included two events that took place during the third quarter of fiscal 2018.  First, expense of $1.5 million was recorded related to certain legal and due diligence costs incurred in a strategic acquisition initiative that reached late stage negotiations but ultimately did not result in an executed purchase agreement. Second, expense of $1.1 million was recorded related to the retirement of the Company’s Chief Executive Officer. The additional higher spend was attributable to higher management incentive compensation expense of $2.1 million and higher foreign exchange losses of $0.5 million.  As a result of the above-mentioned charges, selling, general and administrative expense as a percentage of net revenues increased to 11.7% for the first nine months of fiscal 2018 compared to 10.7% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $2.9 million, or 0.9% of revenue, for the first nine months of fiscal 2018, compared to a similar amount in the same period of fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first nine months of fiscal 2018 was $(7.9) million compared to an operating loss of $(10.4) million in the same period of fiscal 2017.

Income Taxes.  Income tax expense was $15.4 million in the first nine months fiscal 2018, a difference of $19.7 million from a benefit of $4.3 million in the same period of fiscal 2017.  The higher tax expense for the first nine months of fiscal 2018 as compared to the same period of fiscal 2017 is primarily attributable to the passage of the Tax Reform and Jobs Act during fiscal 2018, which required the Company to revalue its deferred tax assets based on the lowering of the statutory tax rate of 35% to 21% (24.5% in fiscal 2018).  See “Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets” and Note 4 to the condensed consolidated financial statements in the Form 10-Q for the second quarter of fiscal 2018 for additional discussion of the expected impact of the Tax Cuts and Jobs Act.

Net Income/(Loss).  As a result of the above factors, net loss for the first nine months of fiscal 2018 was $(23.9) million, an increase in loss of $17.4 million from net loss of $(6.5) million in the same period of fiscal 2017.

Volumes, Competition and Pricing

Overall volumes increased slightly to 4.8 million pounds in the third quarter of fiscal 2018 compared sequentially to the second quarter’s 4.7 million pounds.  Similar to the second quarter, solid volume increases in product shipped into the aerospace and chemical processing markets were partially offset by lower volume shipped into the industrial gas turbine market.  The Company continues to increase utilization of its new cold-finished sheet and coil capability.  The production rate for cold-finishing over the first nine months of fiscal 2018 was 17% higher than the same period of fiscal 2017.  Volume shipped to the aerospace industry was 2.6 million pounds, which is a 19.8% increase over last fiscal year’s third quarter and a 2.6% increase sequentially over the second quarter of fiscal 2018. In addition, volume shipped into the chemical processing market continues to improve, showing positive signs of a market recovery, with 1.0 million pounds shipped, an 18.6% increase over last fiscal year’s third quarter, and a 1.8% increase sequentially over the second quarter of fiscal 2018.  Specialty application projects shipped into the CPI market were at a moderately better level in the third quarter of fiscal 2018 compared to the second quarter.  Conversely, volume shipped in the industrial gas turbine market declined to 0.6 million pounds, which is 38.5% lower than last fiscal year’s third quarter, and 2.8% lower sequentially than the second quarter of fiscal 2018, as this market continues to suffer from weak demand particularly from the large industrial OEM customers.  The overall volume of 4.8 million pounds in the third quarter of fiscal 2018 is still below the threshold of 5 million pounds which the Company expects would alleviate margin headwinds from unfavorable fixed costs absorption.

The product average selling price per pound in the third quarter of fiscal 2018 was $22.53, which is a 13.3% increase over last fiscal year’s third quarter, and a 1.1% increase sequentially over the second quarter of fiscal 2018.  The year-over-year increase was driven by moderately higher shipments of high-value specialty application projects, the effect of announced price increases and increases under many of the Company’s long-term agreements with customers according to periodic adjustment clauses relating to the market price of certain raw materials, primarily nickel.

Gross Profit Margin Trend Performance

The gross profit margins and gross profit margin percentage continued to recover in the third quarter of fiscal 2018 with gross margin dollars at $13.3 million and gross margin percentage at 11.7%, both higher than the previous six quarters.   Improvement was largely attributable to better product mix, higher volumes and stronger pricing levels. Going into the fourth quarter, the previous headwind to margins, related to shipments of lower-value orders from the backlog that were taken in prior quarters, is expected to be largely alleviated.

Backlog

Backlog was $220.6 million at June 30, 2018, an increase of $8.3 million, or 3.9%, from $212.3 million at March 31, 2018.  Backlog pounds decreased during the third quarter of fiscal 2018 by 1.5%, primarily due the shipment of certain special projects.  The average selling price increased to $28.85 per pound at June 30, 2018 from $27.35 per pound at March 31, 2018 reflecting the widespread price increases that took effect in the second quarter of fiscal 2018 and a higher-value mix of products.  Aerospace, chemical processing and other markets had higher order entry levels, as compared to the prior quarter.  The average market price for nickel increased during the third quarter by 12.7%.

Capital Spending

During the first nine months of fiscal 2018, capital investment was $9.8 million, and total planned capital expenditures for fiscal 2018 are expected to be approximately $12.0 million.

Working Capital

As a result of an increase in backlog and increased sequential revenues, working capital increased.  Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $284.7 million at June 30, 2018, an increase of $25.5 million, or 9.8%, from $259.1 million at September 30, 2017. This increase resulted primarily from inventory increasing $27.2 million and accounts receivable increasing $5.2 million, partially offset by accounts payable and accrued expenses increasing by $6.9 million during the first nine months of fiscal 2018. This resulted in a decrease in cash of $31.7 million over the first nine months of fiscal 2018.  Cash collections are expected to increase with the higher third quarter sales and inventory is expected to be reduced.  As a result, cash balances are expected to improve over the fourth quarter of fiscal 2018.

Liquidity

During the first nine months of fiscal 2018, the Company’s primary source of cash was cash on-hand.  At June 30, 2018, the Company had cash and cash equivalents of $14.6 million compared to $46.3 million at September 30, 2017. Of that amount, the Company had cash and cash equivalents of $13.0 million held by foreign subsidiaries in various currencies.

Net cash used in operating activities in the first nine months of fiscal 2018 was $(13.2) million compared to net cash provided by operating activities of $11.8 million in the first nine months of fiscal 2017.  The cash used in operating activities during the first nine months of fiscal 2018 was driven by increases in controllable working capital (inventory, accounts receivable, accounts payable and accrued expenses) of $23.7 million in the first nine months of fiscal 2018 compared to cash used in controllable working capital of $0.7 million during the same period of fiscal 2017.  These factors were partially offset by lower cash tax payments of $1.4 million during the first nine months of fiscal 2018 compared to $3.4 million during the same period of fiscal 2017.

Net cash used in investing activities was $9.8 million in the first nine months of fiscal 2018, which was lower than cash used in investing activities during the same period of fiscal 2017 of $14.1 million, as a result of decreased additions to property, plant and equipment, as the Company completed its capacity expansion in sheet manufacturing.

Net cash used in financing activities in the first nine months of fiscal 2018 of $8.6 million included $8.3 million of dividend payments and approximately $0.2 million of stock repurchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for the remainder of fiscal 2018 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At June 30, 2018, the Company had cash of $14.6 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On August 2, 2018, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable September 14, 2018 to stockholders of record at the close of business on August 30, 2018. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Strategic Acquisition Activity

Growth through strategic acquisitions is an important part of the Company’s overall strategy to increase shareholder value.  During the third quarter of 2018, Company personnel were actively engaged in pursuing a potential strategic acquisition in which the Company invested substantial resources of time and effort, as well as legal fees and due diligence costs (including financial, tax and environmental diligence).  The Company was not ultimately successful in entering into a definitive purchase agreement with respect to the proposed transaction, and the Company is not permitted to disclose further detail regarding the transaction due to the terms of a customary non-disclosure agreement.  Costs incurred totaled to approximately $1.5 million and have been charged to expenses in the third quarter.  Despite the outcome with respect to this transaction, the Company remains committed to pursuing alternative strategies to increase shareholder value and strengthen the Company.

CEO Transition

During the third quarter of fiscal 2018, Mark M. Comerford informed the Board of Directors of his intention to retire as President and Chief Executive Officer and a director of the Company.  Effective as of May 29, 2018, the Board of Directors appointed Michael L. Shor as interim President and Chief Executive Officer of the Company.  In connection with his appointment, Mr. Shor resigned as a member of the Corporate Governance and Nominating Committee of the Company’s Board. Mr. Shor continues to serve in his role as Chairman of the Board.  The independent members of the Board appointed Mr. William Wall to serve as lead independent director during Mr. Shor’s tenure as interim President and Chief Executive Officer.

Mr. Shor has been a director of the Company since August 1, 2012. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation on July 1, 2011 after a thirty-year career with Carpenter. At Carpenter, Mr. Shor held managerial positions in technology, marketing and operations before assuming full responsibility for the performance of Carpenter’s operating divisions.  The Board believes Mr. Shor’s extensive management experience, and specific specialty materials experience, well qualify him for his interim role as President and Chief Executive Officer and in his continuing role as Chairman of the Board.

In connection with Mr. Comerford’s retirement, the Company entered into a Resignation and General Release Agreement (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Comerford resigned from all positions he held as an officer or director of the Company or any of its subsidiaries and as a member of the Board effective as of May 29, 2018 (the “Resignation Date”) and will serve as an advisor to the Chief Executive Officer of the Company until September 30, 2018. Between the Resignation Date and September 30, 2018, Mr. Comerford has and will continue to receive his base salary at the same rate as in effect on the Resignation Date and to participate in the employee health and welfare benefit plans offered by the Company to its employees, subject to the terms and conditions of such plans.  In connection with Mr. Comerford’s retirement, the Company recorded costs in the amount of $1.1 million as a charge to expense in the third quarter of fiscal 2018.

Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 35% to 21%, which the Company expects will positively impact the Company’s future effective tax rate and after-tax earnings in the United States. As a result of the Act, the Company’s blended rate for fiscal 2018 is 24.5%.  The Company may also be affected by certain other aspects of the Act, including, without limitation, provisions regarding repatriation of accumulated foreign earnings and deductibility of capital expenditures.  The Company is in the process of determining the effect, if any, those provisions will have on the Company’s financial results, and there can be no assurance of whether such additional effects will be positive or negative.

As a result of the reduction in the corporate income tax rate, the Company was required to revalue its net deferred tax asset to account for the future impact of lower corporate tax rates on this deferred amount and record any change in the value of such asset as a one-time non-cash charge on its income statement.  This resulted in a discrete tax expense adjustment of $18.2 million which increased the Company’s reported net loss for the first nine months of fiscal 2018.

Guidance

Given the continued positive trends in order entry rates, backlog and pricing, combined with the Company’s focused initiatives to increase volumes and profitability, the Company expects fourth quarter revenue and operating income to be better than those of the third quarter of fiscal 2018.

Earnings Conference Call

The Company will host a conference call on Friday, August 3, 2018 to discuss its results for the third quarter of fiscal 2018.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 3, 2018	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, August 3rd at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, September 3th, 2018. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	35768

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2018 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2017.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2018	2017	2018
Net revenues	$97,977	$113,114	$294,444	$313,013
Cost of sales	94,315	99,844	270,507	281,281
Gross profit	3,662	13,270	23,937	31,732
Selling, general and administrative expense	10,564	13,686	31,417	36,740
Research and technical expense	941	1,018	2,875	2,871
Operating income (loss)	(7,843)	(1,434)	(10,355)	(7,879)
Interest income	(54)	(18)	(155)	(53)
Interest expense	234	228	639	687
Income (loss) before income taxes	(8,023)	(1,644)	(10,839)	(8,513)
Provision for (benefit from) income taxes	(4,056)	(2,357)	(4,310)	15,368
Net income (loss)	$(3,967)	$713	$(6,529)	$(23,881)
Net income (loss) per share:
Basic	$(0.32)	$0.06	$(0.53)	$(1.93)
Diluted	$(0.32)	$0.06	$(0.53)	$(1.93)
Weighted Average Common Shares Outstanding
Basic	12,401	12,422	12,394	12,419
Diluted	12,401	12,430	12,394	12,419

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

		June 30,
	September 30,	2018
	2017	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,328	$14,579
Accounts receivable, less allowance for doubtful accounts of $620 and $1,201 at September 30, 2017 and June 30, 2018, respectively	61,602	66,839
Inventories	244,457	271,666
Income taxes receivable	—	6,450
Other current assets	2,781	2,243
Total current assets	355,168	361,777
Property, plant and equipment, net	192,556	183,693
Deferred income taxes	58,133	35,937
Other assets	5,107	5,597
Goodwill	4,789	4,789
Other intangible assets, net	6,066	5,671
Total assets	$621,819	$597,464
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,802	$37,546
Accrued expenses	14,108	16,297
Income taxes payable	195	—
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	54,700	61,438
Long-term obligations (less current portion)	7,896	8,558
Deferred revenue (less current portion)	20,329	18,454
Deferred income taxes	1,741	1,741
Accrued pension benefits (less current portion)	90,957	87,378
Accrued postretirement benefits (less current portion)	112,424	113,181
Total liabilities	288,047	290,750
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,544,933 and 12,551,266 shares issued and 12,509,757 and 12,509,153 shares outstanding at September 30, 2017 and June 30, 2018, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	248,733	250,653
Accumulated earnings	159,366	127,213
Treasury stock, 35,176 shares at September 30, 2017 and 42,113 shares at June 30, 2018	(1,646)	(1,869)
Accumulated other comprehensive loss	(72,694)	(69,296)
Total stockholders’ equity	333,772	306,714
Total liabilities and stockholders’ equity	$621,819	$597,464

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2017	2018
Cash flows from operating activities:
Net income (loss)	$(6,529)	$(23,881)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	15,980	17,244
Amortization	369	395
Pension and post-retirement expense - U.S. and U.K.	17,557	10,693
Stock compensation expense	1,561	1,920
Deferred revenue	(6,863)	(1,875)
Deferred income taxes	(4,098)	20,588
Loss on disposition of property	452	132
Change in assets and liabilities:
Restricted cash	5,446	—
Accounts receivable	675	(5,591)
Inventories	(10,678)	(27,937)
Other assets	259	40
Accounts payable and accrued expenses	9,257	9,080
Income taxes	(3,188)	(6,632)
Accrued pension and postretirement benefits	(8,352)	(7,362)
Net cash provided by operating activities	11,848	(13,186)
Cash flows from investing activities:
Additions to property, plant and equipment	(14,059)	(9,785)
Net cash used in investing activities	(14,059)	(9,785)
Cash flows from financing activities:
Dividends paid	(8,257)	(8,261)
Payment for purchase of treasury stock	(266)	(223)
Payments on long-term obligation	(111)	(140)
Net cash used in financing activities	(8,634)	(8,624)
Effect of exchange rates on cash	25	(154)
Increase (decrease) in cash and cash equivalents:	(10,820)	(31,749)
Cash and cash equivalents:
Beginning of period	59,297	46,328
End of period	$48,477	$14,579

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

Reconciliation of Non-GAAP Measure	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per share data)	2017	2018	2017	2018
Net income (loss), as reported	$(3,967)	$713	$(6,529)	$(23,881)
Net income (loss) per diluted share, as reported	$(0.32)	$0.06	$(0.53)	$(1.93)

Adjustments recorded within tax provision
Revaluation of Deferred tax asset due to tax reform	—	228	—	18,182
Other impacts to normalize effective tax rate to 33.0% year-to-date actual	—	(2,026)	—	—
Adjustment as compared to previous effective tax rate to 33.0%	—	(1,798)	—	18,182

Strategic Acquisition Activity Costs (after-tax)	—	1,001	—	1,001
CEO Transition (after-tax)	—	725	—	725
Total Adjustments	—	(72)	—	19,908
Adjustment impact on net loss per diluted share	$—	$(0.01)	$—	$1.60

Adjusted Net income (loss)	(3,967)	641	(6,529)	(3,973)
Adjusted Net income (loss) per diluted share	$(0.32)	$0.05	$(0.53)	$(0.33)